 November 20, 2024
Allspring Exchange-Traded Funds Trust
1415 Vantage Park Drive, 3rd Floor
Charlotte, North Carolina 28203

Re:
Allspring Exchange-Traded Funds Trust Funds Identified on Exhibit A
Ladies and Gentlemen:
We have acted as special Delaware counsel for Allspring Exchange-Traded Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.
For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:
(a)
The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 19, 2014, as amended and restated by the Restated Certificate of Trust of the Trust, as filed with the Secretary of State on December 7, 2021, as further amended by the Amended Certificate of Trust of the Trust, as filed with the Secretary of State on October 31, 2024 (as amended and restated, the “Certificate of Trust”);
(b)
The Declaration of Trust, dated as of June 19, 2014, made by the trustee named therein, as amended and restated by the Amended and Restated Declaration of Trust, dated October 18, 2024, made by the trustees named therein (as amended and restated on such date, the “Trust Instrument”);
(c)
Pre-Effective Amendment No. 3 (the “Amendment”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof, to the Trust’s Registration Statement on Form N-1A (File Nos. 333-240113 and 811-23597), filed with the SEC on October 18, 2024 (as amended by the Amendment, the “Registration Statement”);

Allspring Exchange-Traded Funds Trust
November 20, 2024

(d)
Copies of certain resolutions adopted by the Board with respect to the creation of certain series of the Trust (each, a "Fund" as identified on Exhibit A attached hereto) and the issuance of certain shares of beneficial interest in such Fund (each, a “Share,” and collectively, the “Shares”);
(e)
A certificate of an officer of the Trust (the "Officer’s Certificate") with respect to certain matters, dated November 20, 2024; and
(f)
A Certificate of Good Standing for the Trust, dated November 19, 2024, obtained from the Secretary of State.
Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.  The resolutions identified in paragraph (d) and in the officer’s certificate described in (e) above are collectively referred to herein as the “Resolutions.”
For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Instrument and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (vii) that the officers of the Trust acted within their authority when registering the names of the Funds as such names appear in the Registration Statement, (viii)

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Allspring Exchange-Traded Funds Trust
November 20, 2024

that the Shares have been and are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement.  We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents, and (ix) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time.
This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
1.
The Trust is validly existing and in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.
2.
The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.
We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ Richards, Layton & Finger, P.A.
JWP/CZD

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EXHIBIT A

Allspring Exchange-Traded Funds Trust
Funds

Allspring Broad Market Core Bond ETF
Allspring Core Plus ETF
Allspring Income Plus ETF
Allspring LT Large Core ETF
Allspring LT Large Growth ETF
Allspring Special Large Value ETF

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